UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report – November 15, 2012

(Date of earliest event reported)

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification
Number)

825 Berkshire Blvd., Suite 200, Wyomissing Professional Center, Wyomissing, PA	19610
(Address of principal executive offices)	(Zip Code)

Area Code (610) 373-2400

(Registrant’s telephone number)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

Penn National Gaming, Inc. (the “Company”) announced on November 16, 2012 that it intends to pursue a plan to separate its gaming operating assets and real property assets into two publicly traded companies including an operating entity, Penn National Gaming (“PNG”), and, through a tax-free spin-off of its real estate assets to holders of Penn National Gaming common stock, a newly formed, publicly traded real estate investment trust (“REIT”) (“PropCo”), subject to required gaming regulatory body approvals.

Under the plan, PropCo will initially own substantially all of the Company’s real property assets and will lease most of those assets back to PNG pursuant to a “triple net” 35 year master lease agreement (including extension renewals).  It is expected that PNG would pay approximately $450 million to PropCo in rent, which would result in a rent coverage ratio of approximately 2.0 times earnings before interest, taxes, depreciation, amortization and rent (“EBITDAR”).  After the proposed separation, PNG would operate the leased gaming facilities and own and operate other assets, which include a casino management contract, a 50% joint venture interest in Hollywood Casino at Kansas Speedway, seven non-casino racetracks and gaming licenses and equipment.

Based on the Company’s current real estate portfolio, PropCo is expected to initially own 17 casino facilities, which have a total of over 3,200 acres of land, 6.9 million square feet of building space and 20,000 structured parking spaces, as well as two new facilities to be constructed in Ohio.  Through its rent structure, which is partially based on the performance of the facilities, PropCo would expect to grow organically by participating in PNG’s growing revenue base.  In addition, PropCo would focus on expanding its gaming and leisure sector real estate portfolio through acquisitions, and thereby diversify its asset base and tenant base over time.

After the proposed separation, PropCo will declare a dividend to its shareholders to distribute any accumulated earnings and profits attributable to any pre-REIT years to comply with certain REIT qualification requirements.  The Company estimates that the dividend will total approximately $1.4 billion.  The dividend will be paid in a combination of cash and PropCo stock, which the Company expects will consist of approximately 35% cash and 65% stock.  In addition, going forward, PropCo is expected to distribute at least 90% of its annual taxable income as dividends.  Based on pro forma guidance provided in the press release included as an exhibit to this Current Report, the dividend would be $2.36 per share for fiscal year 2013.  The Company also provided full year guidance in the press release for the Company for 2013 as well as pro forma guidance for each of PNG and PropCo for the same period.

The Company has received a private letter ruling from the Internal Revenue Service relating to the tax treatment of the separation and the qualification of PropCo as a REIT.  The private letter ruling is subject to certain qualifications and based on certain representations and statements made by the Company.  If such representations and statements are untrue or incomplete in any material respect (including as a result of a material change in the proposed transaction or other relevant facts), the Company may not be able to rely on the private letter ruling.

Additional details regarding the transaction, the treatment of certain 10% shareholders, compliance with certain REIT requirements, the treatment of employee incentive awards and summary of master lease terms are included in the attached press release and related investor presentation slides.

The Company anticipates filing a registration statement relating to the proposed transaction with the U.S. Securities and Exchange Commission in the second quarter of 2013.  The completion of the proposed transaction is contingent on receipt of regulatory approvals, which the Company expects to receive over the next nine to twelve months, the receipt of final approval by the Company’s Board of Directors, execution of definitive documentation by certain holders of the Company’s Series B

Redeemable Preferred Stock (as described in the press release), and other customary conditions.  The Company may, at any time until the proposed separation is complete, abandon the separation or modify or change the terms of the separation.

This Current Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although the Company and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the proposed separation of PropCo from the Company, including our ability to receive, or delays in obtaining, all necessary consents and approvals, the anticipated timing of the proposed separation, the expected tax treatment of the proposed transaction, the ability of each of the Company (post-spin) and PropCo to conduct and expand their respective businesses following the proposed spin-off, and the diversion of management’s attention from regular business concerns; our ability to receive, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the recent appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; our ability to successfully integrate Harrah’s St. Louis into our existing business; our ability to reach agreements with the thoroughbred and harness horseman in Ohio and to otherwise maintain agreements with our horseman, pari-mutuel clerks and other organized labor groups; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the emergence of new competitors (traditional and internet based); increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press release dated November 15, 2012.

99.2	Investor presentation slides.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 16, 2012	PENN NATIONAL GAMING, INC.

	By:	/s/ Robert S. Ippolito
Robert S. Ippolito
Vice President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated November 15, 2012.

99.2	Investor presentation slides.